EXHIBIT 5.1

                                            January 24, 1997


PhoneTel Technologies, Inc.
1127 Euclid Avenue, Suite 650
Cleveland, Ohio 44115-1601

               Re:    PhoneTel Technologies, Inc.
                      Registration Statement on Form SB-2
                      (No. 333-16055)

Ladies and Gentlemen:

        I am Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of PhoneTel Technologies, Inc., an Ohio corporation (the "Company"). I am providing the opinions set forth herein in connection with the preparation of a registration statement on Form SB-2 (No. 333-16055), which was filed by the Company with the Securities and Exchange Commission (the "Commission") on November 13, 1996 and Amendment No. 1 thereto, which is being filed with the Commission on the date hereof (such Registration Statement, as so amended, being here-inafter referred to as the "Registration Statement").

        The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale from time to time of up to 13,304,263 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), by the Selling Shareholders (as such term is defined in the Registration Statement). Of the Shares being registered, (a) 4,445,943 shares are outstanding on the date hereof (the "Outstanding Shares"), (b) 8,293,801 shares (the "Under-lying Shares") are issuable upon (i) the exercise of options or warrants, (ii) conversion of the Company's 14% Cumulative Redeemable Convertible Common Stock (the "14% Preferred") and the Company's Series A Special Convertible Preferred Stock (the "Series A Preferred") and
(iii) 564,519 shares (the "Anti-Dilution Shares") are issuable upon the occurrence of certain transactions involving the Common Stock to certain Selling Shareholders as a result of contractual anti-dilution rights provided by the Company to such Selling Shareholders.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Company's Articles of Incorporation, as in effect as of the issue dates of the Outstanding Shares being regis-tered pursuant to the Registration Statement and as of the date hereof;
(iii) the Company's Amended and Restated Code of Government Regulations, as in effect as of the issue dates of the Outstanding Shares being registered pursuant to the Registration Statement and as of the date hereof; (iv) the resolutions of the Board of Directors of the Company relating to among other things, the registration of the Shares under the Act; (v) the form of a specimen certificate representing the Shares; and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        I am admitted to practice law in the State of Ohio and I do not purport to be an expert on any law other than the laws of the State of Ohio and the laws of the United States of America. I do not express any opinion as to the laws of any other jurisdiction.

        Based upon and subject to the foregoing, I am of the opinion that:

        1. The Outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

        2. Assuming the conformity of the certificates representing the Underlying Shares to the form of specimen certificate representing the Common Stock examined by me and the due execution and delivery of such certificates, the Underlying Shares have been duly authorized by requisite corporate action by the Company, and when issued, delivered and paid for in accordance with the terms of the options, warrants, 14% Preferred or Series A Preferred that are exercisable, convertible or exchangeable into the Shares, as the case may be, the Underlying Shares will be validly issued, fully paid and nonassessable.

        3. Assuming the conformity of the certificates representing the Anti-Dilution Shares to the form of specimen certificate representing the Common Stock examined by me and the due execution and delivery of such certificates, the Anti-Dilution Shares have been duly authorized by requisite corporate action by the Company, and when issued, delivered and paid for in accordance with the terms of the specific contracts entered into by the Company providing anti-dilution rights to certain Selling Shareholders, the Anti-Dilution Shares will be validly issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an Exhibit to the Registration Statement. I further consent to the incorporation of this opinion by reference as an exhibit to any registration statement relating to the offering which is filed pursuant to Rule 462(b) of the Rules and Regulations under the Act and to the use of my name under the caption "Legal Matters" in the prospectus included in or incorporated by reference in any such registration statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    /s/ Tammy L. Martin

                                    Tammy L. Martin, Esquire
                                    Executive Vice President,
                                      Chief Administrative Officer,
                                      General Counsel and Secretary of
                                      PhoneTel Technologies, Inc.